EXHIBIT 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

WESTROCK COMPANY

and

INGEVITY CORPORATION

Dated as of May 14, 2016

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EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of May 14, 2016, with effect as of the Effective Time (as defined below), is entered into by and between WestRock Company, a Delaware corporation (“Parent”), and Ingevity Corporation, a Delaware corporation (“SpinCo,” and together with Parent, the “Parties”).

RECITALS:

WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation (as defined in the Separation and Distribution Agreement) (such agreement, as amended, restated or modified from time to time, the “Separation and Distribution Agreement”).

WHEREAS, in connection therewith, Parent and SpinCo have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Separation and Distribution Agreement.

1.1         “Accrued Union Hourly DB Benefit” has the meaning set forth in Section 3.2(b).

1.2         “Affiliate” has the meaning given that term in the Separation and Distribution Agreement.

1.3         “Agreement” means this Employee Matters Agreement, including all the Schedules hereto.

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1.4         “Ancillary Agreements” has the meaning given that term in the Separation and Distribution Agreement.

1.5         “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.6         “Benefit Agreement” means each employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, change in control, retention, severance, termination, restrictive covenant or other compensatory Contract between any Parent Entity or SpinCo Entity, on the one hand, and any current or former employee or service provider of any Parent Entity or SpinCo Entity (as applicable), on the other hand.

1.7         “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, plans, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans, Parent Executive DB Plans, and SpinCo Executive Benefit Plans. When immediately preceded by “Parent,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Parent or a Parent Entity or any Benefit Plan with respect to which Parent or a Parent Entity is a party and when immediately preceded by “SpinCo,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by SpinCo or any SpinCo Entity or any Benefit Plan with respect to which SpinCo or a SpinCo Entity is a party, as in effect as of the time relevant to the applicable provision of this Agreement; provided however, a Benefit Plan sponsored or maintained by Parent or a Parent Entity shall not be a SpinCo Benefit Plan (regardless of whether such Benefit Plan is contributed to by SpinCo or a SpinCo Entity), and a Benefit Plan sponsored or maintained by SpinCo or a SpinCo Entity shall not be a Parent Benefit Plan (regardless of whether such Benefit Plan is contributed to by Parent or a Parent Entity).

1.8         “Cash LTI Award” means a cash-based long-term incentive award granted under any Parent Long-Term Incentive Plan.

1.9         “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

1.10       “Code” means the Internal Revenue Code of 1986, as amended, or any successor U.S. federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.11       “Collective Bargaining Agreement” has the meaning set forth in Section 6.2.

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1.12       “Committee” has the meaning set forth in Section 5.3(a).

1.13       “Contract” has the meaning given that term in the Separation and Distribution Agreement.

1.14       “Distribution Date” has the meaning given that term in the Separation and Distribution Agreement.

1.15       “Effective Time” has the meaning given that term in the Separation and Distribution Agreement.

1.16       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.17       “Former Parent Employee” means any individual who is a former employee of the Parent Group or the SpinCo Group and who has not resumed employment with the Parent Group, in each case, other than any SpinCo Employee or Former SpinCo Employee.

1.18       “Former SpinCo Employee” means any individual who becomes a former employee of the SpinCo Group on or after January 1, 2016 and who has not resumed employment with the SpinCo Group as of the Effective Time.

1.19       “Former SpinCo Non-U.S. Employee” means a Former SpinCo Employee whose principal place of employment or engagement was outside of the United States at the time such employee ceased to be a SpinCo Employee.

1.20       “Former SpinCo U.S. Employee” means a Former SpinCo Employee whose principal place of employment or engagement was in the United States at the time such employee ceased to be a SpinCo Employee.

1.21       “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their dependents and beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.22       “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.23       “Liability” has the meaning given that term in the Separation and Distribution Agreement.

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1.24       “MeadWestvaco Long-Term Incentive Plans” means the MeadWestvaco Corporation 2005 Performance Incentive Plan, the 2009 Compensation Plan for Non-Employee Directors, the 1996 Stock Option Plan, each as amended and restated and any other plan providing for the grant of equity-based compensation or cash-based long-term incentive awards maintained by MeadWestvaco Corporation on or prior to July 1, 2015.

1.25       “Non-U.S. Health and Welfare Plan” means any Health and Welfare Plan that is not a U.S. Health and Welfare Plan.

1.26       “NYSE” has the meaning given that term in the Separation and Distribution Agreement.

1.27        “Option” (a) when immediately preceded by “Parent” means an option (either nonqualified or incentive) to purchase shares of Parent Common Stock granted under any Parent Long-Term Incentive Plan and (b) when immediately preceded by “SpinCo,” Option means an option (either nonqualified or incentive) to purchase shares of SpinCo Common Stock following the Effective Time granted (or deemed to be granted) under the SpinCo Long-Term Incentive Plan.  If not immediately preceded by “Parent” or “SpinCo”, Option means Parent Options and SpinCo Options.

1.28       “Parent 401(k) Plans” means the WestRock Company 401(k) Retirement Savings Plan or any other defined contribution plan intended to be qualified under Section 401 of the Code maintained by Parent or any Parent Entity as in effect as of the time relevant to the applicable provision of this Agreement.

1.29       “Parent Common Stock” means shares of common stock, $0.01 par value per share, of Parent

1.30       “Parent DSU” means an award of director stock units corresponding to shares of Parent Common Stock granted under any Parent Long-Term Incentive Plan.

1.31        “Parent Employee” means any individual who (a) as of immediately prior to January 1, 2016, was either actively employed by, or then on Approved Leave of Absence from, any Parent Entity or (b) became actively employed by any Parent Entity on or after such date, in each case, excluding any Former Parent Employee, SpinCo Employee, or Former SpinCo Employee.

1.32       “Parent Entities” means the members of the Parent Group, as defined in the Separation and Distribution Agreement.

1.33       “Parent Executive DB Plans” means the Rock-Tenn Company Supplemental Executive Retirement Plan, the MeadWestvaco Corporation Executive Retirement Plan, the MeadWestvaco Corporation Retirement Restoration Plan, each as amended and restated, or any other similar plan maintained by Parent as in effect as of the time relevant to the applicable provision of this Agreement, other than any Parent Executive DC Plan.

1.34       “Parent Executive DC Plans” means the MeadWestvaco Deferred Income Plan, the Rock-Tenn Company Supplemental Retirement Savings Plan, the WestRock Company

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Deferred Compensation Plan or any other supplemental defined contribution plan maintained by Parent as in effect as of the time relevant to the applicable provision of this Agreement.

1.35       “Parent Retiree Life Insurance Plan” means the MeadWestvaco Corporation Retiree Welfare Benefit Program, to the extent such program provides for post-employment life insurance benefits.

1.36       “Parent Retiree Medical Plan” means the MeadWestvaco Corporation Retiree Welfare Benefit Program, to the extent such program provides for post-employment health insurance benefits.

1.37       “Parent Union Hourly DB Plan” has the meaning set forth in Section 3.2(a).

1.38       “Parent Indemnitees” has the meaning given that term in the Separation and Distribution Agreement.

1.39       “Parent Long-Term Incentive Plans” means the WestRock Company 2016 Incentive Stock Plan, Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan, the Rock-Tenn Company 2000 Incentive Stock Plan, the Rock-Tenn Company 1993 Employee Stock Option Plan, the MeadWestvaco Corporation 2005 Performance Incentive Plan, the 2009 Compensation Plan for Non-Employee Directors and the 1996 Stock Option Plan, each as amended and restated, and any other plan providing for the grant of equity-based compensation or cash-based long-term incentive awards maintained by Parent, as in effect as of the time relevant to the applicable provision of this Agreement.

1.40       “Parent Non-U.S. Health and Welfare Plans” has the meaning set forth in Section 4.3(b) of this Agreement.

1.41       “Parent Pension Plan” has the meaning set forth in Section 3.2(a).

1.42       “Parent Post-Separation Stock Value” means the closing per-share price of Parent Common Stock in the “ex-distribution market” on the NYSE on the last trading day preceding the Distribution Date, as reported by Bloomberg L.P.

1.43       “Parent Pre-Separation Stock Value” means the closing per-share price of Parent Common Stock trading “regular way with due bills” on the NYSE on the last trading day preceding the Distribution Date, as reported by Bloomberg L.P.

1.44       “Parent Ratio” means the quotient obtained by dividing the Parent Pre-Separation Stock Value by the Parent Post-Separation Stock Value.

1.45       “Parent U.S. Health and Welfare Plan” means a U.S. Health and Welfare Plan sponsored by any Parent Entity, other than a SpinCo U.S. Health and Welfare Plan.

1.46       “Parent” has the meaning set forth in the preamble to this Agreement.

1.47       “Participating Company” means (a) Parent and (b) any other Person (other than an individual) that participates in a plan sponsored by any Parent Entity.

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1.48       “Parties” has the meaning set forth in the preamble to this Agreement.

1.49       “Person” has the meaning given that term in the Separation and Distribution Agreement.

1.50       “Reimbursement Award” means any award, whether vested or unvested, that was granted under any MeadWestvaco Long-Term Incentive Plan (other than any Cash LTI Award) that is outstanding as of immediately prior to the Effective Time and held by a SpinCo Employee.

1.51       “Reimbursement Event” means (i) the settlement of any Reimbursement Award that is an RSU, Restricted Share or similar full-value share-based award or (ii) the exercise of any Reimbursement Award that is an Option or SAR.

1.52       “Reimbursement Invoice” has the meaning set forth in Section 5.3(e).

1.53       “Restricted Share” (a) when immediately preceded by “Parent,” means a share of Parent Common Stock that is subject to transfer restrictions granted under any Parent Long-Term Incentive Plan and (b) when immediately preceded by “SpinCo,” means a share of SpinCo Common Stock that is subject to transfer restrictions following the Effective Time granted (or deemed to be granted) under the SpinCo Long-Term Incentive Plan.  If not immediately preceded by “Parent” or “SpinCo”, Restricted Share means Parent Restricted Shares and SpinCo Restricted Shares.

1.54       “Retiree Life Participants” has the meaning set forth in Section 4.1(f).

1.55       “Retiree Medical Beneficiaries” has the meaning set forth in Section 4.1(d).

1.56       “Retiree Medical Invoice” has the meaning set forth in Section 4.1(d).

1.57       “RSU” (a) when immediately preceded by “Parent,” means units granted under any Parent Long-Term Incentive Plan representing a general unsecured promise by Parent to pay the value of shares of Parent Common Stock in cash or shares of Parent Common Stock, other than Parent DSUs, and, (b) when immediately preceded by “SpinCo,” means units granted (or deemed to be granted) under the SpinCo Long-Term Incentive Plan representing a general unsecured promise by SpinCo to pay the value of shares of SpinCo Common Stock in cash or shares of SpinCo Common Stock following the Effective Time.  If not immediately preceded by “Parent” or “SpinCo”, RSU means Parent RSUs and SpinCo RSUs.

1.58       “SAR” (a) when immediately preceded by “Parent” means a stock appreciation right covering shares of Parent Common Stock granted under any Parent Long-Term Incentive Plan, and (b) when immediately preceded by “SpinCo,” SAR means a stock appreciation right covering shares of SpinCo Common Stock following the Effective Time granted (or deemed to be granted) under the SpinCo Long-Term Incentive Plan.  If not immediately preceded by “Parent” or “SpinCo”, SAR means Parent SARs and SpinCo SARs.

1.59       “Section 414(l) Amount” has the meaning set forth in Section 3.2(c).

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1.60       “Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

1.61       “Separation” has the meaning given that term in the Separation and Distribution Agreement.

1.62       “SpinCo” has the meaning set forth in the preamble to this Agreement.

1.63       “SpinCo 401(k) Plan” has the meaning set forth in Section 3.1(a).

1.64       “SpinCo 401(k) Plan Trust” has the meaning set forth in Section 3.1(a).

1.65       “SpinCo Common Stock” means shares of common stock, $0.01 par value per share, of SpinCo.

1.66       “SpinCo Employee” means any individual who (a) as of immediately prior to January 1, 2016, was either actively employed by, or then on Approved Leave of Absence (including, for the avoidance of doubt, any individual absent due to long-term disability as determined by Parent in its sole discretion) from, a SpinCo Entity or (b) became actively employed by a SpinCo Entity on or after such date, in each case, excluding any Former SpinCo Employee.

1.67       “SpinCo Entities” means the members of the SpinCo Group as defined in the Separation and Distribution Agreement.

1.68       “SpinCo Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any SpinCo Entity for the benefit of employees and former employees of any SpinCo Entity.

1.69       “SpinCo Executive DB Obligations” has the meaning set forth in Section 5.1.

1.70       “SpinCo Executive DC Plan” has the meaning set forth in Section 5.5(b).

1.71       “SpinCo Long-Term Incentive Plan” has the meaning set forth in Section 2.7.

1.72       “SpinCo Non-U.S. Health and Welfare Plans” has the meaning set forth in Section 4.2.

1.73       “SpinCo Non-U.S. Employee” means a SpinCo Employee whose principal place of employment or engagement is outside the United States.

1.74       “SpinCo NQDC Plan” has the meaning set forth in Section 5.5(b).

1.75       “SpinCo Pension Plan” has the meaning set forth in Section 3.2(b).

1.76       “SpinCo Pension Plan Trust” has the meaning set forth in Section 3.2(b).

1.77       “SpinCo U.S. Employee” means a SpinCo Employee whose principal place of employment or engagement is in the United States.

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1.78       “SpinCo U.S. Health and Welfare Plans” has the meaning set forth in Section 4.1(a) of this Agreement.

1.79       “Subsidiary” has the meaning given that term in the Separation and Distribution Agreement.

1.80       “Transfer Date” has the meaning set forth in Section 3.2(c).

1.81       “Union Hourly SpinCo Employee” means each SpinCo Employee (including, for the avoidance of doubt, those SpinCo Employees on Approved Leave of Absence, including due to long-term disability as determined by Parent in its sole discretion) who, as of immediately prior to the Effective Time, is participating in any Parent Pension Plan under any benefit formula applicable to bargained hourly employees.

1.82       “United States” or “U.S.” means the 50 United States of America and the District of Columbia.

1.83       “U.S. Health and Welfare Plan” means any Health and Welfare Plan that is primarily for the benefit of employees whose principal place of employment or engagement is in the United States.

ARTICLE II
GENERAL PRINCIPLES

2.1         Employment of SpinCo Employees. All employees of SpinCo and each other SpinCo Entity as of immediately prior to the Effective Time (including, for the avoidance of doubt, any individual absent due to long-term disability as determined by Parent in its sole discretion) shall continue to be employees of SpinCo or such other SpinCo Entity, as the case may be, immediately after the Effective Time.

2.2         Assumption and Retention of Liabilities; Related Assets.

(a)          As of the Distribution Date, except as expressly provided in this Agreement, the Parent Entities shall assume or retain and Parent hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Parent Benefit Plans with respect to all Parent Employees, Former Parent Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all Parent Employees and Former Parent Employees, and (iii) any other Liabilities expressly assigned to Parent under this Agreement. All assets held in trust to fund the Parent Benefit Plans and all insurance policies funding the Parent Benefit Plans shall be Parent Assets (as defined in the Separation and Distribution Agreement), except to the extent specifically provided otherwise in this Agreement.

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(b)          From and after the Distribution Date, except as expressly provided in this Agreement, SpinCo and the SpinCo Entities shall assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all SpinCo Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all SpinCo Employees and Former SpinCo Employees, and (iii) any other Liabilities expressly assigned to SpinCo or any SpinCo Entity under this Agreement.

2.3         SpinCo Participation in Parent Benefit Plans. Except as expressly provided in this Agreement, effective as of the Effective Time (or, in the case of Parent U.S. Health and Welfare Plans and Parent 401(k) Plans, January 1, 2016), SpinCo and each other SpinCo Entity shall cease to be a Participating Company in any Parent Benefit Plan and each SpinCo Employee and each Former SpinCo Employee shall cease to be an individual participant in any Parent Benefit Plan, and Parent and SpinCo shall take all necessary action to effectuate such cessation as a Participating Company and as an individual participant.  With respect to SpinCo Employees and Former SpinCo Employees, service with SpinCo or any other SpinCo Entity on or after the Effective Time (or, in the case of Parent U.S. Health and Welfare Plans and Parent 401(k) Plans, January 1, 2016) shall not be recognized under any Parent Benefit Plan for any purpose, except to the extent otherwise required by applicable law or as expressly provided in this Agreement.

2.4         Terms of Participation by SpinCo Employees in SpinCo Benefit Plans. Parent and SpinCo shall agree on methods and procedures, including amending the respective Benefit Plan documents, to prevent SpinCo Employees from receiving duplicative benefits from the Parent Benefit Plans and the SpinCo Benefit Plans.  With respect to SpinCo Employees, each SpinCo Benefit Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Effective Time, were recognized under the corresponding Parent Benefit Plan shall, as of immediately after the Distribution Date or any subsequent effective date for such SpinCo Benefit Plan, receive full recognition, credit and validity and be taken into account under such SpinCo Benefit Plan to the same extent as if such items occurred under such SpinCo Benefit Plan, except to the extent that duplication of benefits would result or for benefit accrual under any defined benefit pension plan.

2.5         Commercially Reasonable Efforts. Parent and SpinCo shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the Parent Benefit Plans and the SpinCo Benefit Plans.

2.6         Regulatory Compliance. Parent and SpinCo shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other reasonable actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.7         Approval by Parent as Sole Stockholder. Prior to the Effective Time, Parent shall cause SpinCo to adopt a long-term incentive plan or program, to be effective immediately prior

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to the Distribution Date (the “SpinCo Long-Term Incentive Plan”) and Parent shall approve the SpinCo Long-Term Incentive Plan as the sole stockholder of SpinCo.

2.8         No Change in Control.  The Parties hereto agree that none of the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any SpinCo Benefit Plan or SpinCo Benefit Agreement, including the SpinCo Long-Term Incentive Plan.

ARTICLE III
Defined Contribution Plans; Defined Benefit Plans

3.1         Defined Contribution Plans.

(a)          SpinCo has established a defined contribution Benefit Plan intended to be qualified under Section 401(a) of the Code (the “SpinCo 401(k) Plan”) and a related trust that is intended to be exempt from tax under Section 501(a) of the Code (the “SpinCo 401(k) Plan Trust”). Effective as of January 1, 2016, Parent implemented a trust to trust transfer of the accounts of the SpinCo Employees and Former SpinCo Employees (in each case, determined as of the date of transfer) under the Parent 401(k) Plan (including any outstanding participant loans) and such accounts were transferred to the SpinCo 401(k) Plan and the SpinCo 401(k) Plan Trust in cash or such other assets as determined by Parent in its sole discretion; provided that shares of Parent Common Stock were transferred as provided in Section 3.1(b).  Effective as of January 1, 2016, SpinCo shall cause the SpinCo 401(k) Plan to assume and be solely responsible for all Liabilities for plan benefits under the SpinCo 401(k) Plan to or relating to SpinCo Employees and Former SpinCo Employees, including those whose accounts have been transferred from the Parent 401(k) Plan. Parent and SpinCo agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that SpinCo acknowledges that it will be responsible for complying with any requirements and applying for any Internal Revenue Service determination letters with respect to the SpinCo 401(k) Plan.

(b)          Stock Considerations.

(i)          To the extent that SpinCo Employees or Former SpinCo Employees hold shares of Parent Common Stock under the SpinCo 401(k) Plan, such shares will be deposited in a stock fund under the SpinCo 401(k) Plan, subject to such limitations (including the ability to dispose of such shares of Parent Common Stock in accordance with the terms of the SpinCo 401(k) Plan), or the removal of such stock fund, in each case, as determined solely by SpinCo or the applicable fiduciary of the SpinCo 401(k) Plan.  Following January 1, 2016, SpinCo Employees and Former SpinCo Employees shall not be permitted to acquire shares of Parent Common Stock in any stock fund under the SpinCo 401(k) Plan, except for dividend reinvestments permitted under the terms of the SpinCo 401(k) Plan.

(ii)         To the extent that Parent Employees or Former Parent Employees receive shares of SpinCo Common Stock in connection with the Separation with respect

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to Parent Common Stock held under the Parent 401(k) Plan, such shares will be deposited in the Parent 401(k) Plan, subject to such limitations (including the ability to dispose of such shares of SpinCo Common Stock in accordance with the terms of the Parent 401(k) Plan), or the removal of such fund, in each case, as determined solely by Parent or the applicable fiduciary of the Parent 401(k) Plan.  Following January 1, 2016, Parent Employees and Former Parent Employees shall not be permitted to acquire shares of SpinCo Common Stock fund under the Parent 401(k) Plan, except for the shares of SpinCo Common Stock acquired in connection with the Separation.

(c)          Parent and SpinCo shall assume sole responsibility for ensuring that their respective savings plans are maintained in compliance with applicable laws (including the fiduciary requirements under ERISA) with respect to holding shares of their respective common stock and common stock of the other Party.

3.2         Defined Benefit Plans.   (a)  On and after the Distribution Date, (i) Parent shall make payments under any Parent Benefit Plan that is a defined benefit pension plan subject to Title IV of ERISA, other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (each a “Parent Pension Plan”) to any SpinCo Employees who participated in any such Parent Pension Plan prior to the Distribution Date, other than any Union Hourly SpinCo Employee and (ii) Parent shall make payments under any Parent Pension Plan to any Parent Employee, Former Parent Employee or Former SpinCo Employee (for the avoidance of doubt, determined as of the Distribution Date), in each case, in accordance with the terms of the applicable Parent Pension Plan as in effect from time to time.

(b)          Establishment of SpinCo Pension Plan.  As of the Distribution Date, SpinCo shall have in effect a defined benefit pension plan that is intended to be qualified under Section 401(a) of the Code (the “SpinCo Pension Plan”) and a related trust that is intended to be exempt from tax under Section 501(a) of the Code (the “SpinCo Pension Plan Trust”).  The SpinCo Pension Plan shall be established and maintained for the benefit of all Union Hourly SpinCo Employees.  Without limiting the generality of Section 2.2 or Section 2.3, as of the Effective Time, (i) each Union Hourly SpinCo Employee shall become a participant in the SpinCo Pension Plan and (ii) SpinCo shall assume all Liabilities and obligations of the Parent Entities for the benefits accrued by the Union Hourly SpinCo Employees in respect of service prior to the Effective Time under any benefit formula applicable to bargained hourly employees (such benefits, the “Accrued Union Hourly DB Benefits”) whether arising prior to, at or after the Effective Time; provided that, for the period between the Distribution Date and the Transfer Date (as defined below), Parent or any other applicable Parent Entity shall, to the extent permitted by applicable law, continue to make benefit payments to Union Hourly SpinCo Employees from the Parent Pension Plans in respect of benefit payments under the SpinCo Pension Plan.  The SpinCo Pension Plan and the SpinCo Pension Plan Trust (and any successors to such plan and/or trust) shall provide that (A) with respect to assets transferred to the SpinCo Pension Plan from the Parent Pension Plans in accordance with Section 3.2(c), such assets shall be held by the SpinCo Pension Plan Trust for the exclusive benefit of the participants in the SpinCo Pension Plan, (B) the Accrued Union Hourly DB Benefits may not be decreased by amendment or otherwise and (C) at the time he or she otherwise would be eligible to receive a payment in respect of his or her Accrued Union Hourly DB Benefit, each Union Hourly SpinCo Employee shall have the right to elect to receive under the SpinCo Pension Plan his or her

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Accrued Union Hourly DB Benefit in any form such Union Hourly SpinCo Employee would have been permitted to elect under the Parent Pension Plan.

(c)          Transfer of Assets to SpinCo Pension Plan.  As soon as practicable following the Effective Time and subject to this Section 3.2(c), Parent shall cause the trustee of the applicable Parent Pension Plans to transfer to the trustee of the SpinCo Pension Plan assets in respect of the Accrued Union Hourly DB Benefits equal to:  (i) the amount required to be transferred pursuant to Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1(n)(2) (unless the requirements of such section cannot be satisfied) and such other applicable law using the actuarial assumptions and methodology deemed reasonable by Parent in its sole discretion (for the avoidance of doubt, such actuarial assumptions and methodology need not include the safe harbor assumptions specified in Section 414(l) of the Code), subject to any requirements under such Section of the Code and ERISA (the “Section 414(l) Amount”); plus (ii) for the period between the Distribution Date and the date such assets are transferred (the “Transfer Date”), an interest increment on the Section 414(l) Amount at the rate equal to the yield on the three month US Treasury Bill rate as of the Distribution Date; less (iii) any benefit payments that are made from the Parent Pension Plans to the Union Hourly SpinCo Employees in respect of the Accrued Union Hourly DB Benefits for the period between the Distribution Date and the Transfer Date; less (iv) any costs or expenses incurred by Parent in respect of the Accrued Union Hourly DB Benefits for the period between the Distribution Date and the Transfer Date.  Notwithstanding the foregoing, no transfer shall be made until such time as Parent has been provided evidence reasonably satisfactory to Parent that SpinCo has submitted the SpinCo Pension Plan to the Internal Revenue Service for a favorable determination letter; provided that, to the fullest extent permitted by law, SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, SpinCo not having received the applicable favorable determination letter.  For purposes of this Section 3.2(c), the fair market value of the assets of the Parent Pension Plans shall be based on actual market values as of the Distribution Date. For the avoidance of doubt, Parent and the trustee of the applicable Parent Pension Plan shall retain all assets of the applicable Parent Pension Plan other than the assets described in the first sentence of this Section 3.2(c).

(d)          Determination of Section 414(l) Amount; Disputes.  The Section 414(l) Amount shall be determined by an enrolled actuary designated by Parent, and Parent shall provide an actuary designated by SpinCo with information reasonably necessary to calculate the Section 414(l) Amount and to verify that such calculations have been performed in a manner consistent with Section 414(l) of the Code.  Within 14 days following receipt by SpinCo’s actuary of the calculation of the Section 414(l) Amount, SpinCo shall notify Parent in writing if there is a good faith dispute between Parent’s actuary and SpinCo’s actuary as to whether Parent’s calculation of the Section 414(l) Amount is in violation of applicable law or contains errors of a mathematical nature.  If SpinCo does not notify Parent of any such good faith dispute within such 14-day period, the determination of Parent’s actuary shall become conclusive, final and binding.  If any such dispute remains unresolved for 14 days following Parent’s receipt of such written notification from SpinCo (or within such longer period as Parent and SpinCo shall mutually agree), Parent and SpinCo shall (in writing) select and appoint a third actuary (the cost of which shall be borne equally by Parent and SpinCo), who shall make a final and binding

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determination of the Section 414(l) Amount in accordance with applicable law.  Each of Parent and SpinCo shall be responsible for the cost of its own actuary.  Parent’s actuary shall be responsible for the required actuarial certification under Section 414(l) of the Code.

(e)          Filings.  Parent and SpinCo shall reasonably cooperate to make any and all filings and submissions to the appropriate governmental agencies and authorities required to be made by Parent or SpinCo in effectuating the provisions of this Section 3.2, including (i) IRS Forms 5310-A in respect of the transfers of assets, if applicable, and (ii) in the event that the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements constitute a “reportable event” (within the meaning of Section 4043 of ERISA) for which the 30-day notice has not been waived, timely notification of the Pension Benefit Guaranty Corporation and filing of all reports required in connection therewith.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1         U.S. Health and Welfare Plans

(a)          Establishment of SpinCo Health and Welfare Plans. Effective as of January 1, 2016, SpinCo has adopted U.S. Health and Welfare Plans for the benefit of SpinCo U.S. Employees, Former SpinCo U.S. Employees and their dependents and beneficiaries (the “SpinCo U.S. Health and Welfare Plans”), and SpinCo shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage (including COBRA continuation coverage) from and after January 1, 2016 or claims incurred on or after January 1, 2016 by or on behalf of SpinCo U.S. Employees, Former SpinCo U.S. Employees or their covered dependents and beneficiaries under the SpinCo U.S. Health and Welfare Plans.

(b)          Flexible Benefit Plan. Effective as of January 1, 2016, SpinCo has established a flexible benefit plan for the benefit of SpinCo U.S. Employees.

(c)          COBRA and HIPAA Compliance. Parent shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Parent U.S. Health and Welfare Plans with respect to Parent Employees and Former Parent Employees and their covered dependents and beneficiaries who incur a COBRA qualifying event or loss of coverage under the Parent U.S. Health and Welfare Plans at any time before, on or after the Effective Time. Parent shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Parent U.S. Health and Welfare Plans with respect to SpinCo Employees and their covered dependents and beneficiaries who incurred a COBRA qualifying event or loss of coverage under the Parent U.S. Health and Welfare Plans at any time prior to January 1, 2016. SpinCo or another SpinCo Entity shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SpinCo U.S. Health and Welfare Plans with respect to SpinCo Employees and Former

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SpinCo Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the SpinCo U.S. Health and Welfare Plans on or after January 1, 2016. The Parties hereto agree that none of the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, shall constitute a COBRA qualifying event for any purpose of COBRA.

(d)          Retiree Medical Benefits. Each SpinCo Employee and each former employee of the SpinCo Group (excluding any Parent Employee), and each of their respective dependents and beneficiaries, who participated in the Parent Retiree Medical Plan as of January 1, 2016 (the “Retiree Medical Beneficiaries”) may continue to participate in the Parent Retiree Medical Plan during the period commencing on January 1, 2016 and ending on December 31, 2016 on the same general terms and conditions as similarly situated Parent Employees and former employees of the Parent Group (and their respective dependents and beneficiaries) for so long as such individual satisfies the applicable eligibility criteria (with, in the case of SpinCo Employees, employment with any SpinCo Entity being treated as employment with Parent).  Beginning on the Distribution Date, as promptly as practicable following the end of each calendar month, Parent shall deliver to SpinCo a summary (the “Retiree Medical Invoice”) that sets forth the following amounts for the applicable calendar month (or, in the case of the first Retiree Medical Invoice delivered to SpinCo, since January 1, 2016):  (i) the aggregate amounts paid by the Parent Group for welfare benefit claims in respect of the Retiree Medical Beneficiaries under the Parent Retiree Medical Plan, to the extent not fully covered by insurance (if applicable); (ii) the aggregate premiums paid by the Parent Group to third-party insurance providers in respect of coverage of the Retiree Medical Beneficiaries; and (iii) the aggregate administrative costs and any legal fees incurred by the Parent Group in respect of participation by the Retiree Medical Beneficiaries in the Parent Retiree Medical Plan.  Within ten (10) days following SpinCo’s receipt of each Retiree Medical Invoice, SpinCo shall make a cash payment to Parent in an amount equal to the aggregate amount set forth on such Retiree Medical Invoice (in the case of the first Retiree Medical Invoice delivered to SpinCo, reduced by any amounts previously paid by SpinCo in respect thereof prior to the Distribution Date).  Notwithstanding anything in Section 7.5 to the contrary, Parent’s obligation to permit the participation provided for in this Section 4.1(d) shall be subject to any necessary consents of any third-party vendors and insurance carriers in respect of the Parent Retiree Medical Plan.  In order to implement the provisions of this Section 4.1(d), Parent and SpinCo shall reasonably cooperate in the exchange of information, notification to Retiree Medical Beneficiaries and in the preparation of any documentation required to be filed with appropriate governmental agencies or authorities, except as prohibited by applicable law.

(e)          Retiree Medical Indemnification.  Notwithstanding anything in the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, to the contrary, to the fullest extent permitted by law, SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any suit or other claim by any Retiree Medical Beneficiary, SpinCo Employee or Former SpinCo Employee related to (i) participation in the Parent Retiree Medical Plan or (ii) the termination of post-employment health insurance benefits under the Parent Retiree Medical Plan; provided, however, that this indemnity shall not

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apply to any such Liabilities resulting from the willful misconduct of Parent or any other member of the Parent Group.

(f)           Retiree Life Insurance.  As of the Distribution Date, SpinCo shall have in effect a life insurance plan (the “SpinCo Life Insurance Plan”).  The SpinCo Life Insurance Plan shall be established and maintained for the benefit of all SpinCo Employees and former employees of the SpinCo Group (excluding any Parent Employees) who participate in the Parent Retiree Life Insurance Plan as of the Effective Time (“Retiree Life Participants”).  Without limiting the generality of Section 2.2 or Section 2.3, as of the Effective Time, (i) each Retiree Life Participant shall become a participant in the SpinCo Life Insurance Plan and (ii) SpinCo shall assume all Liabilities and obligations of the Parent Entities in respect of the Retiree Life Participants under the Parent Retiree Life Insurance Plan.

4.2         Non-U.S. Health and Welfare Plans. Effective as of the Distribution Date, SpinCo shall adopt Non-U.S. Health and Welfare Plans for the benefit of SpinCo Non-U.S. Employees, Former SpinCo Non-U.S. Employees and their dependents and beneficiaries (the “SpinCo Non-U.S. Health and Welfare Plans”), and SpinCo shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage from and after the Distribution Date or claims incurred on or after the Distribution Date by or on behalf of SpinCo Non-U.S. Employees, Former SpinCo Non-U.S. Employees or their covered dependents and beneficiaries under the SpinCo Non-U.S. Health and Welfare Plans.

4.3         Retention of Sponsorship and Liabilities.

(a)          Following December 31, 2015, the Parent Entities shall retain:

(i)          sponsorship of all Parent U.S. Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of December 31, 2015 with respect to such plans; and

(ii)         all Liabilities under the Parent U.S. Health and Welfare Plans, except as set forth in Section 4.1(d),  Section 4.1(e) or Section 4.1(f).

(b)          Following the Distribution Date, the Parent Entities shall retain:

(i)          sponsorship of all Non-U.S. Health and Welfare Plans sponsored by any Parent Entity, other than a SpinCo Non-U.S. Health and Welfare Plan (the “Parent Non-U.S. Health and Welfare Plans”) and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Distribution Date with respect to such plans; and

(ii)         all Liabilities under the Parent Non-U.S. Health and Welfare Plans, except as set forth in Section 4.1(d),  Section 4.1(e) or Section 4.1(f).

Parent shall not assume any Liability under any SpinCo U.S. Health and Welfare Plan or any SpinCo Non-U.S. Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.1(a) and Section 4.2.

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4.4         Workers’ Compensation Liabilities. The Parent Entities shall retain all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Parent Employee or Former Parent Employee and SpinCo Entities shall retain all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a SpinCo Employee or Former SpinCo Employee. Parent and SpinCo shall cooperate with respect to any notification to appropriate governmental agencies or authorities of the effective time of, and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts. In the event that any claims arising prior to the Effective Time are part of a Parent Entity self-insurance program that cannot by statute be transferred to the SpinCo Entities, SpinCo will arrange for a separate administration agreement of such claims and/or will arrange for financial payment of or reimbursement for any claim and expense payments made on such claims made on its behalf by the Parent Entities.  SpinCo shall promptly provide any and all data required by the Parent Entities for filing of any self-insurance reports and shall promptly pay any and all fees and assessments as they become due from any governing state self-insurance agency.  SpinCo shall also pay its proportionate share of any collateral required (including associated collateral fees) for any self-insured workers’ compensation Liabilities.

4.5         Payroll Taxes and Reporting of Compensation. Parent and SpinCo shall, and shall cause the other Parent Entities and the other SpinCo Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Distribution Date.   Subject to Sections 5.3(e) and 5.3(f), Parent and SpinCo shall, and shall cause the other Parent Entities and the other SpinCo Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental agencies or authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the Parent Executive DC Plans, the SpinCo Executive DC Plans, the exercise of Options or SARs or the vesting and/or settlement of any RSUs, DSUs or Restricted Shares.

ARTICLE V
EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1         Assumption of Executive Benefit Plan Obligations. Except as expressly provided in this Agreement, effective as of the Effective Time, the SpinCo Entities shall assume and be solely responsible for all Liabilities to or relating to SpinCo Employees and Former SpinCo Employees under all Parent Executive DB Plans (the “SpinCo Executive DB Obligations”) and SpinCo Executive Benefit Plans.  After the Effective Time, the Parent Entities shall provide the SpinCo Entities with all information, data and administrative support that is reasonably necessary for SpinCo to properly fully satisfy the SpinCo Executive DB Obligations in accordance with the terms of the Parent Executive DB Plans; provided that, to the fullest extent permitted by law, SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, the SpinCo Executive DB Obligations, including such provision of information, data and administrative support.

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5.2         Short-Term Incentive Awards.

(a)          SpinCo Bonus Awards.

(i)          SpinCo shall assume all Liabilities with respect to any bonus or other short-term incentive awards payable under any Benefit Plan or Benefit Agreement (other than any equity-based awards described in Section 5.3) to any SpinCo Employee or Former SpinCo Employee on or after January 1, 2016 (the “SpinCo Bonus Payments”).  SpinCo shall be responsible for determining the amounts of all SpinCo Bonus Payments that have not be determined prior to the Effective Time, including the extent to which established performance criteria (as interpreted by SpinCo, in its sole discretion) have been met, and shall pay all SpinCo Bonus Payments no later than the times provided for under the applicable Benefit Plan or Benefit Agreement.  For the avoidance of doubt, any determinations made prior to the Effective Time regarding the amounts of any SpinCo Bonus Payments shall be subject to Parent’s approval.

(ii)         If any SpinCo Employee (determined as of January 1, 2016) received a bonus or other short-term incentive award cash payment from Parent in respect of the period beginning on July 1, 2015 and ending on September 30, 2015 and has remained continuously employed by the Parent Entities or the SpinCo Entities through January 1, 2016, then SpinCo shall provide such SpinCo Employee with one or more bonus or other short-term incentive award cash payments in respect of the period beginning on October 1, 2015 and ending on December 31, 2015 in amounts that shall be determined by SpinCo in its reasonable discretion.

(b)          Parent Bonus Awards. Parent shall retain all Liabilities with respect to any bonus or other short-term incentive awards payable under any Benefit Plan or Benefit Agreement (other than equity-based awards described in Section 5.3) to Parent Employees for the fiscal year of Parent in which the Effective Time occurs and thereafter.

5.3         Parent Equity and Long-Term Incentive Awards. Parent and SpinCo shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Parent Option, Parent SAR, Parent RSU, Parent Restricted Share, Parent Cash LTI Award and any other award (including cash awards) granted under the Parent Long-Term Incentive Plans held by any individual, in each case, as of the Effective Time, shall be treated as set forth in this Section 5.3.

(a)          Parent Options and Parent SARs.  As determined by the Compensation Committee of the Parent Board of Directors (the “Committee”) pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent Option and each Parent SAR, whether vested or unvested, shall be subject to the same terms and conditions after the Effective Time as were applicable to such Parent Option or Parent SAR immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i)          the number of shares of Parent Common Stock subject to such Parent Option or Parent SAR shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of shares of Parent Common Stock subject to such Parent Option or Parent SAR immediately prior to the Effective Time by (B) the Parent Ratio,

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(ii)         the per share exercise or base price of such Parent Option or Parent SAR shall be equal to the quotient, rounded up to the nearest whole cent, obtained by dividing (A) the per share exercise or base price of such Parent Option or Parent SAR immediately prior to the Effective Time by (B) the Parent Ratio and

(iii)        any portion of such Parent Option or Parent SAR that is unvested immediately prior to the Effective Time and that is held by a SpinCo Employee shall vest in full on the Effective Time.

(b)          Parent RSUs and Parent DSUs. As determined by the Committee pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent RSU and each Parent DSU awarded in respect of service as a Parent director shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Parent RSUs or Parent DSUs immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(i)          the number of Parent RSUs or Parent DSUs shall be equal to the product, rounded to the nearest whole share, obtained by multiplying (A) the number of Parent RSUs or Parent DSUs immediately prior to the Effective Time by (B) the Parent Ratio,

(ii)         Parent RSUs that (A) were granted prior to 2015, (B) are unvested immediately prior to the Effective Time and (C) are held by a SpinCo Employee shall vest in full on the Effective Time and shall be settled in accordance with their terms, and

(iii)        a pro-rata portion of the Parent RSUs that (A) were granted in 2015, (B) are unvested immediately prior to the Effective Time and (C) are held by a SpinCo Employee shall vest on the Effective Time and shall be settled in accordance with their terms such that the ratio of (x) the total number of shares of Parent Common Stock covered by such Parent RSUs that have vested after giving effect to this provision to (y) the total number of shares of Parent Common Stock covered by such Parent RSUs shall equal the ratio of (I) the number of full months that have elapsed from January 1, 2015 through the date on which the Effective Time occurs to (II) thirty-six (36), and the balance of such Parent RSUs shall be forfeited; provided that performance with respect to any Parent RSUs subject to performance criteria shall be deemed satisfied at the target performance level.

(c)          Parent Restricted Shares. Notwithstanding anything in the Separation and Distribution Agreement to the contrary, as determined by the Committee pursuant to its authority under the applicable Parent Long-Term Incentive Plan, the holder of each Parent Restricted Share shall be entitled to receive a number of SpinCo Restricted Shares determined in the same manner as the number of shares of SpinCo Common Stock to be received by the holder of each share of Parent Common Stock upon the Distribution, which SpinCo Restricted Shares shall be subject to the same terms and conditions after the Effective Time as were applicable to the Parent Restricted Shares to which they relate.  For the avoidance of doubt, no Parent Restricted Share shall receive any shares of SpinCo Common Stock that are not SpinCo Restricted Shares in connection with the Distribution.

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(d)          Cash LTI Awards.  As determined by the Committee pursuant to its authority under the Parent Long-Term Incentive Plans, the Cash LTI Awards held by a SpinCo Employee shall be assumed by the SpinCo Long-Term Incentive Plan, which shall be considered a successor to the applicable Parent Long-Term Incentive Plans with respect to such Cash LTI Awards, and shall otherwise be subject to the same terms and conditions after the Effective Time as were applicable to such Cash LTI Award immediately prior to the Effective Time.  The SpinCo Entities shall be solely responsible for all Liabilities in connection with any payments pursuant to such assumed Cash LTI Awards.

(e)          Reimbursement Awards.  Following the Effective Time, Parent may, from time to time, deliver to SpinCo a summary (a “Reimbursement Invoice”) of all Reimbursement Events that have occurred on or after the date of the previous Reimbursement Invoice or, in the case of the first Reimbursement Invoice delivered to SpinCo, the Effective Time.  Such Reimbursement Invoice shall also provide Parent’s determination of the amounts that are due in respect of such Reimbursement Events under this Section 5.3(e), as described below.  Within ten (10) days following the delivery of such Reimbursement Invoice, SpinCo shall make a cash payment to Parent equal to the aggregate value of all Reimbursement Awards settled or exercised, in whole or in part, in connection with the Reimbursement Events identified in such Reimbursement Invoice, as determined in accordance with this Section 5.3(e), plus the amount of any employer-paid employment and payroll taxes paid by any Parent Entity related to such Reimbursement Events.  With respect to each Reimbursement Award that is an RSU, Restricted Share or similar full-value share-based equity award, the value for purposes of this Section 5.3(e) shall be equal to the number of shares of Parent Common Stock with respect to which such award is settled, multiplied by the closing per share price of Parent Common Stock on the day of settlement of such award.  With respect to each Reimbursement Award that is an Option or SAR, the value for purposes of this Section 5.3(e) shall be equal to (A) the number of shares of Parent Common Stock with respect to which such award was exercised, multiplied by (B) the closing per share price of Parent Common Stock on the day of such exercise minus the exercise price or base price, as applicable, of such award.  The Parties shall reasonably cooperate with respect to the exchange of any other information necessary to satisfy their obligations under this Section 5.3(e). Income tax deductions with respect to the vesting and settlement of Reimbursement Awards pursuant to this Section 5.3(e) shall be claimed solely by SpinCo. Within ten (10) days following the Effective Time, SpinCo shall make a cash payment to Parent in the amount of $25,000 to compensate Parent for the administrative costs and expenses Parent will incur in connection with the Reimbursement Awards.

(f)          Foreign Grants/Awards. To the extent that any of the Parent Options, Parent SARs, Parent RSUs or Parent Restricted Shares are held by non-U.S. employees, Parent and SpinCo shall use their commercially reasonable efforts to preserve, at and after the Effective Time, the value and tax treatment accorded to such Parent Options, Parent SARs, Parent RSUs or Parent Restricted Shares; provided that, SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any such efforts by Parent in respect of any Reimbursement Award.

(g)          Miscellaneous Equity Award Terms. After the Distribution Date, Parent Options, Parent SARs, Parent RSUs, Parent DSUs, and Parent Restricted Shares, regardless of by whom held, shall be settled by Parent pursuant to the terms of the Parent Long-Term Incentive Plans, and SpinCo Options, SpinCo SARs, SpinCo RSUs, and SpinCo Restricted Shares, regardless of by whom held, shall be settled by SpinCo pursuant to the terms of the SpinCo Long-Term Incentive Plan.  Accordingly, it is intended that, to the extent of the issuance of such

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SpinCo Restricted Shares in connection with the adjustment provisions of this Section 5.3, the SpinCo Long-Term Incentive Plan shall be considered a successor to the applicable Parent Long-Term Incentive Plan.  With respect to equity awards adjusted pursuant to this Section 5.3, employment with any SpinCo Entity shall be treated as employment with Parent with respect to Parent equity awards held by SpinCo Employees and employment with any Parent Entity shall be treated as employment with SpinCo with respect to SpinCo equity awards held by Parent Employees.

(h)          Waiting Period for Exercisability of Options and SARs and Settlement of RSUs and DSUs. Parent Options and Parent SARs that are covered by this Section 5.3 shall not be exercisable during a period beginning on a date prior to the Distribution Date determined by Parent in its sole discretion, and continuing until the Parent Post-Separation Stock Value is determined after the Effective Time, or such longer period as Parent determines necessary to implement the provisions of this Section 5.3. Parent RSUs and Parent DSUs that are covered by this Section 5.3 shall not be settled during a period beginning on a date prior to the Distribution Date determined by Parent in its sole discretion, and continuing until the Parent Post-Separation Stock Value is determined after the Effective Time, or such longer period as Parent determines necessary to implement the provisions of this Section 5.3.

(i)           MWV LTI Indemnification.  Notwithstanding anything in the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, to the contrary and in addition to the indemnifications set forth in Section 5.3(e) and Section 5.3(f), to the fullest extent permitted by law, SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any suit or other claim relating to any awards granted under the MeadWestvaco Long-Term Incentive Plans to any SpinCo Employee (determined as of the Effective Time) (other than any Reimbursement Awards).

5.4         Employment Agreements. Any employment agreement between Parent and a SpinCo Employee shall, effective as of January 1, 2016, be assigned by Parent to SpinCo and assumed by SpinCo.

5.5         Parent Executive DC Plans.

(a)          Parent shall retain, or cause another of the Parent Entities to retain, all assets and all Liabilities arising out of or relating to the Parent Executive DC Plans related to (i) any Parent Employee or Former Parent Employee or (ii) any SpinCo Employee or Former SpinCo Employee in connection with his or her service prior to December 31, 2015, including the obligation to make all payments or distributions in respect of such Liabilities in accordance with the terms of the applicable Parent Executive DC Plan. The Parties hereto agree that none of the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, will trigger a payment or distribution of

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compensation under the Parent Executive DC Plans to any SpinCo Employee or Former SpinCo Employee and, consequently, that the payment or distribution of any compensation to which any SpinCo Employee or Former SpinCo Employee is entitled under the Parent Executive DC Plans will occur upon the time provided for under the applicable Parent Executive DC Plan and such SpinCo Employee’s or Former SpinCo Employee’s deferral election.

(b)          On or as soon as practicable following January 1, 2016, SpinCo shall, in respect of each Parent Executive DC Plan in which any SpinCo Employee participates, establish a nonqualified deferred compensation plan (a “SpinCo Executive DC Plan”) for the benefit of such participating SpinCo Employees (the date such plan is established, a “SpinCo NQDC Plan Date”).  For the avoidance of doubt, from and after December 31, 2015, all participating SpinCo Employees shall cease participation in the applicable Parent Executive DC Plan, and on the applicable SpinCo NQDC Plan Date shall begin to accrue benefits, if any, under the applicable SpinCo Executive DC Plan in accordance with the terms of such SpinCo Executive DC Plan, and the Parent Entities shall have no Liabilities or obligations with respect to the SpinCo Executive DC Plans.

5.6         Severance. The Parties hereto agree that none of the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, shall result in any SpinCo Employee or Former SpinCo Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits. The SpinCo Entities shall be solely responsible for all Liabilities arising out of any payments and benefits relating to the termination or alleged termination of the employment of any SpinCo Employee or Former SpinCo Employee (in each case, determined as of January 1, 2016), including for purposes of the MeadWestvaco Corporation Change of Control Severance Pay Plan for Salaried and Non-Union Hourly Employees, other than with respect to the portion of any such payments or benefits to SpinCo Employees or Former SpinCo Employees who terminate employment prior to the Effective Time that Parent has agreed, in its sole discretion, to provide to such employees as a payment from, or benefit under, a Parent Pension Plan.  For the avoidance of doubt, such Liabilities shall include any employer-paid portion of any employment and payroll taxes (including social security or similar contributions) related thereto.

ARTICLE VI
Labor Matters

6.1         Works Councils; Employee Notices.  Prior to the Effective Time, (a) SpinCo shall, and shall cause the other SpinCo Entities, to satisfy all legally required obligations of the SpinCo Entities and (b) Parent shall, and shall cause the other Parent Entities, to satisfy all legally required obligations of the Parent Entities, in each case, relating to (i) notification and consultation with works councils, labor unions and other employee representatives, (ii) completion of all regulatory filings relating to SpinCo Employees and Former SpinCo Employees, (iii) notification of SpinCo Employees, and Former SpinCo Employees, (iv) obtaining any required consents from any SpinCo Employees and Former SpinCo Employees and (v) taking such other actions with respect to the SpinCo Employees and Former SpinCo Employees as may be required by applicable law, in each case, as may be necessary in order to consummate the transactions contemplated by the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement. Each of the Parties

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hereto shall indemnify, defend and hold harmless the other Party hereto from and against any and all Liabilities relating to, arising out of or resulting from the failure of any of the indemnifying Party to satisfy its obligations pursuant to this Section 6.1.

6.2         Collective Bargaining Agreements. As of the Effective Time, SpinCo shall, and shall cause the other SpinCo Entities as appropriate to, adopt and assume any collective bargaining, works council or other labor union contract or labor arrangement (collectively, “Collective Bargaining Agreements”) covering any of the SpinCo Employees immediately prior to the Effective Time and recognize the works councils, labor unions and other employee representatives that are party to such Collective Bargaining Agreements; provided that, any compensation or benefits that were, prior to the Effective Time, provided to SpinCo Employees under the Collective Bargaining Agreements through the Parent Benefit Plans shall, from and after the Effective Time, be provided through the SpinCo Benefit Plans as set forth in this Agreement.

6.3         Reinstatements.  Subject to applicable laws and Collective Bargaining Agreements, in the event that any individual who is a former employee of the SpinCo Group (regardless of whether such employee is a Former SpinCo Employee or a Former Parent Employee) is awarded reinstatement to employment with the Parent Entities under any applicable law or Collective Bargaining Agreement, including any Collective Bargaining Agreement dispute resolution procedure, within five days of receiving notification of such reinstatement from Parent, SpinCo, or one of the other SpinCo Entities, shall offer such former employee of the SpinCo Group employment with SpinCo or one of the other SpinCo Entities on substantially identical terms and conditions as required pursuant to the terms of the award of reinstatement, and the Parties shall otherwise reasonably cooperate in order to transfer (a) the employment of such former employee of the SpinCo Group and (b) all Liabilities related to such former employee of the SpinCo Group that would have become liabilities of the SpinCo Group under this Agreement if such former employee had been a SpinCo Employee immediately prior to the Effective Time (including, for the avoidance of doubt, the portion of any backpay awarded to such former employee of the SpinCo Group in respect of the period beginning on the Distribution Date) to SpinCo or one of the other SpinCo Entities, including taking all reasonable actions to ensure that such former employee of the SpinCo Group accepts such offer of employment.

ARTICLE VII
GENERAL AND ADMINISTRATIVE

7.1         Sharing of Participant Information. Subject to applicable laws, Parent and SpinCo shall share, and Parent shall cause each other Parent Entity to share, and SpinCo shall cause each other SpinCo Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the SpinCo Benefit Plans and the Parent Benefit Plans. Parent and SpinCo and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in Parent Benefit Plans generally. Notwithstanding anything in the Separation and Distribution Agreement or any of the Ancillary Agreements, including this Agreement, to the contrary, to the fullest extent permitted by law SpinCo shall, and shall cause each of the other SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees, from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any failure by SpinCo to comply with the provisions of this Section 7.1.

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7.2         Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement, including, but not limited to, those for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.  Without limiting the generality of the preceding sentence, the Parties shall cooperate in connection with any (a) audits of (i) any Benefit Plan with respect to which such Party may have relevant information or (ii) their respective payroll services in connection with the services provided by one Party to the other Party and (b) any terminations of the employment of any Parent Employee or any SpinCo Employee to the extent necessary to administer any Benefit Plans and Benefit Agreements of the Parties, including the Parent Executive DC Plans and the SpinCo Executive DC Plans and any equity-awards held by Parent Employees and SpinCo Employees.

7.3         No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Parent or any other Parent Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Parent Benefit Plan or Benefit Agreement, any benefit under any Parent Benefit Plan or Benefit Agreement or any trust, insurance policy or funding vehicle related to any Parent Benefit Plan or Benefit Agreement.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SpinCo or any other SpinCo Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan or Benefit Agreement, any benefit under any SpinCo Benefit Plan or Benefit Agreement or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan or Benefit Agreement.

7.4         Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Except as provided in Section 4.1(e), each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

7.5         Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase

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“commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any unreasonable expense or Liability or to waive any right.

ARTICLE VIII
MISCELLANEOUS

8.1         Effect If Effective Time Does Not Occur. If the Separation and Distribution Agreement is terminated in accordance with its terms prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time, or immediately after the Effective Time, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed by Parent and SpinCo.

8.2         Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.3         Affiliates. Each of Parent and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another Parent Entity or another SpinCo Entity, respectively.

8.4         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)          if to Parent:

WestRock Company
504 Thrasher Street
Norcross, GA 30071
Attention:  General Counsel

(b)         if to SpinCo:

Ingevity Corporation
5255 Virginia Avenue
North Charleston, SC 29406
Attention:  General Counsel

8.5         Incorporation of Separation and Distribution Agreement Provisions. The following provisions of the Separation and Distribution Agreement are hereby incorporated

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herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis, and modified to the extent necessary to comply with applicable laws (references in this Section 8.5 to an “Article” or “Section” shall mean Articles or Sections of the Separation and Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Separation and Distribution Agreement):  Article IV (relating to Mutual Releases; Indemnification); Article VI (relating to Exchange of Information; Confidentiality); Article VII (relating to Dispute Resolution); Article VIII (relating to Further Assurances); Article IX (relating to Termination); and Article X (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

WESTROCK COMPANY

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel

INGEVITY CORPORATION

By:	/s/ Edward A. Rose
Name: Edward A. Rose
Title: President, Specialty Chemicals

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]

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